SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 6, 2000


                                   EPLUS INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                        000-28926               54-1817218
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
        incorporation)                                       Identification No.)

                  400 Herndon Parkway, Herndon, Virginia 20176
          (Address, including zip code, of principal executive office)

                                 (703) 834-5710
                                 --------------
              (Registrant's telephone number, including area code)


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Item 5.  Other Events

     On March 6, 2000, ePlus inc. ("ePlus") entered into a marketing and distribution agreement (the "Agreement") with PSINet Inc. ("PSINet"), a New York corporation based in Herndon, Virginia that designs, develops and markets various internet-related services, including Web site hosting and development. The Agreement provides that ePlus and PSINet will cooperate to enable ePlus and PSINet to offer ePlus' e-procurement solution, which is used by end users to acquire goods and services from vendors via the Internet, on a co-branded basis to PSINet's existing and potential customers, utilizing PSINet's hosting platform.

     ePlus shall provide PSINet with a fee based on a pecentage of the net revenue for goods and services purchased by end users directly from ePlus through an ePlus/PSINet catalogue. In addition, ePlus shall provide PSINet with monthly hosting fees for any end user that elects hosting or dedicated hosting through PSINet. ePlus has committed to pay a minimum of $3 million to PSINet from July 1, 2000 through June 30, 2002 in the form of transaction and hosting fees.

     The Agreement also provides that PSINet will license Procure+ from ePlus for its internal use. PSINet has agreed to purchase $20 million in goods and services from and through ePlus between January 1, 2000 and December 31, 2001.

     In connection with the Agreement, ePlus issued to PSINet Ventures, Inc., a subsidiary of PSINet, a warrant to purchase 100,000 shares of its par value $0.01 per share common stock at an exercise price of $38.4375, based on the then current market price, subject to certain anti-dilution adjustments. The warrant is immediately exercisable and will expire on March 5, 2002. As a result of the issuance of the warrant, ePlus will incur a charge to earnings which will be amortized over the life of the warrant and is not expected to exceed $100,000 per quarter.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     ePlus inc.


Dated March 21, 2000                       By: /s/ Phillip G. Norton
                                                --------------------------------
                                                Phillip G. Norton
                                                Chairman, President and
                                                Chief Executive Officer